EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

         This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Agreement") is dated as of February 23, 1998, between FineLine Properties, Inc., a Nevada Corporation, (hereinafter, FPIN) and FineLine Properties, Inc., an Ohio corporation (hereinafter, FPIO).
          WHEREAS, FPIN and FPIO deem it advisable and in the best interest of each of them and of the stockholders of FPIO that FPIO be merged into FPIN pursuant to the General Corporation Law of the State of Nevada in a transaction intended to qualify as a "reorganization" as that term is used in Section 368 of the Internal Revenue Code of 1954, as amended (the "Code"), and upon the terms and conditions contained in this Agreement:

NOW, THEREFORE, FPIN and FPIO hereby agree as follows:

                              ARTICLE I
                              The Merger

1.1. Constituent, Surviving Corporations. FPIN and FPIO shall be the constituent corporations to the Merger, (Such terms and certain other capitalized terms used herein are defined in Section 7.1.). At the Effective Time, FPIO shall be merged into FPIN in accordance with the General Corporation Law of the State of Nevada and FPIN shall be the surviving corporation of the Merger (sometimes called the "Surviving Corporation"). The name, identity, existence, rights, privileges, powers, franchises, properties, and assets, and the liabilities and obligations of FPIN shall continue unaffected by the Merger. At the Effective Time, the identity and separate existence of FPIO shall cease, and all rights, privileges, powers, franchises, properties, and assets, and the liabilities and obligations of FPIO shall be vested in FPIN. For accounting purposes, the merger shall be deemed effective as of March 1, 1998.

1.2. Certificates of Incorporation; By-laws. At the Effective Time, the Certificate of Incorporation of FPIN shall be amended to read in its entirety as set forth in Exhibit A and such Certificate of Incorporation as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until further amended as provided therein or by law. At the Effective Time, the By-laws of FPIN shall be amended to read in their entirety as set forth in Exhibit B and such By-laws, as so amended, shall be the By-laws of the surviving Corporation, until further amended as provided therein or by law.

1.3. Officers and Directors. Each officer and director of FPIN immediately prior to the Effective Time shall continue as an officer or director of the Surviving Corporation until his successor has been elected or appointed and qualified, or as otherwise provided in the Articles of Incorporation or By-laws of the Surviving Corporation.

1.4. Conversion of FPIO Common Stock At the Effective Time. Each share of FPIO Common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and nonassessable share of Common stock, $0,001 par value, of the Surviving Corporation.

1.5. Conversion of FPIO Warrants For Common Stock. At the Effective Time, each warrant for one share of FPIO Common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the

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holder thereof, be converted into and become one warrant for one fully paid and nonassessable share of Common stock, $0,001 par value, of the Surviving Corporation on the same terms and conditions as were stipulated when the Warrants were for Common stock of FPIO. Any legends, restrictions, or other covenants applying to shares of FPIO shall be carried over and transferred to the securities of FPIN issued in exchange therefor.


                              ARTICLE II
                    Representations and Warranties

2.1. Representations and Warranties of FPIN. FPIN represents and warrants to FPIO as follows:

2.1.1. FPIN Corporation Status. FPIN is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada with full corporate authority and power to carry on its business as now conducted and to own or lease and operate properties, and is qualified and in good standing in all places where such business may now be conducted, FPIN has delivered to FPIO complete and correct copies of its Articles of Incorporation and By-laws, as amended through the date of this Agreement.

2.1.2. FPIN Capitalization. The authorized capital stock of FPIN consists of Twenty Million (20,000,000) shares of Common stock, par value $0.001 per share Common, of which there are no shares, outstanding. There are no shares of Common stock of FPIN held in treasury. No options, warrants, conversion or other rights, agreements, or commitments of any kind, contingent or otherwise, to issue or sell any shares of its capital stock of any class or any securities convertible into or exchangeable for any such shares, are outstanding, and authorization therefor has not been given.

2.1.3.      FPIN Subsidiaries. FPIN has no subsidiaries.

2.1.4. Authority for Agreement. FPIN has the corporate power to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery, of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly authorized by FPIN's Board of Directors, and so, therefore, this Agreement constitutes the valid and legally binding obligation of FPIN in accordance with its terms.
The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby will not conflict with or result in any violation of or default under any provision of the Certificate of Incorporation or By-laws of FPIN or any mortgage, indenture, lease, agreement or other instrument, permit, concessions, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to FPIN or any of its properties. No consent, approval, order, or authorization of, or registration, declaration or filing with any governmental authority is required in connection with the execution and delivery of this Agreement or the consummation of the Merger and the transactions contemplated hereby by FPIN (including the transfer to the Surviving Corporation of all the rights and assets of FPIN), except for the filing with the Department of State of Nevada of the Certificate of Merger.

2.1.5. Financial Statements. FPIN has delivered to FPIO copies of the FPIN Financial Statements. The FPIN Financial Statements are complete and current in all material respects and have been prepared in accordance with generally accepted accounting principles applied

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on a consistent basis throughout the periods covered thereby and the periods preceding the periods so covered, except as may be indicated in the notes thereto. The balance sheets included in the FPIN Financial Statements present fairly its financial position of FPIN as to the respective dates therefor and the statements of income and of changes in financial position included in the FPIN Financial Statements present fairly its results of operations and changes in financial position for the respective periods. At December 31, 1997, FPIN had no known material assets or liabilities, whether absolute, accrued, contingent, or otherwise, and, as for liabilities, whether due or to become due.

2.1.6.       Absence of Changes. Since, December 3l, 1997, FPIN has not;

(a) undergone any changes in its condition (financial or other), properties, assets, liabilities, business, operations, or prospects other than changes in the ordinary course of business which have not been, either in any case in the aggregate, materially adverse to FPIN:

(b) declared, set aside, made, or paid any dividend or other distribution in respect of its capital stock or purchased or redeemed, directly or indirectly, any shares of its capital stock:

(c) issued or sold any shares of its capital stock of any class or any warrants options, conversion, or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares.

(d) incurred any indebtedness for borrowed money or issued or sold any debt securities:

(e) mortgaged, pledged, or subjected to any lien, lease, security interest, or other charge or encumbrance any properties or assets, tangible or intangible:

(f)     acquired or disposed of any assets or properties of material value;

(g)     forgiven or canceled any debts or claims, or waived any rights:

(h)     entered into any material transaction:

(i)     had any salaried employees;

(j) adopted or amended in any material respect, any collective bargaining, bonus, profit-sharing, compensation stock option, pension, retirement, deferred compensation, or other plan, agreement, trust, fund, or other arrangement for the benefit of employees (whether or not legally binding):

(k) suffered any damage, destruction or loss (whether or not covered by insurance);

(l)      suffered any strike or other labor trouble;

(m)      suffered any loss of employees, customers, or clients: or

(n) incurred any liability or obligation (whether absolute, accrued, contingent, or otherwise) material to FPIN:

2.1.7. Taxes. FPIN has filed all federal, state, county, municipal, and foreign tax returns, reports, and declarations, which are required to be filed by it and has paid all taxes,

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assessments, and other governmental charges imposed by law upon it or any of its properties, assets, income, receipts, payrolls, transactions, capital, net worth or franchises other than those not delinquent, FPIN has not received any notice of deficiency, or assessment of taxes,

2.1.8.    Properties. FPIN has no real properties and interests therein.

2.1.9.    Material Contracts.  FPIN is not a party to any material contracts.

2.1.10. ERISA. FPIN does not have, nor has it ever had, any employees: as such, there are no employee benefit plans established, maintained or contributed to by FPIN, and therefore none which would or must comply with the requirements of ERISA and no such plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency" with respect to any employee benefit plan subject to ERISA, no material liability to the Pension Guarantee Corporation established under ERISA has been incurred with respect to any plan subject to ERISA and FPIN has not incurred any liability for any tax imposed by Section 4975 of the code.

2.1.11.   Accounts Receivable. FPIN has no accounts receivable.

2.1.12. Patents, Trademarks, Etc.. FPIN owns no patents, patent applications, trade names, trademarks, trademark applications, copyrights, or copyright applications, and there are no patents, trade names, trademarks, copyrights, inventions, processes, designs, formulae, trade secrets, know-how, or other industrial property rights necessary for the conduct of its business.

2.1.13. Insurance. FPIN has no insurance policies in effect, nor has it ever had insurance policies, surety, performance, or other insurance bonds bound.

2.1.14.   Clients.  FPIN has no clients.

2.1.15. Bank Accounts. FPIN has no bank accounts or other deposits at any depository institution.

2.1.16. Litigation. There are no judicial or other administrative actions, suits, proceedings, or investigations pending or, to the best of FPIN's knowledge, threatened which might result in any material adverse change in the, conditions (financial or other), properties, assets, business, operations, or prospects of FPIN or any material liabilities on the part of FPIN, or which question the validity of this Agreement or of any action taken or to be taken in connection herewith, There are no citations, fines, or penalties against FPIN under any federal, state, or local law.

2.1.17. Compliance with Laws; Governmental Authorizations. FPIN is not in violation or default in any material respect under any statute, law, ordinance, rule, regulation, judgment, order, decree, permit, concession, grant, franchise, license, or other governmental authorization or approval applicable to it or any properties, nor has it failed to comply in any material respect with any standards now or hereafter applicable to it under any such existing statute, law, ordinance, rule, regulation, judgment, order, decree, permit, concession, grant, franchise, license, or other governmental authorization or approval. All permits, concessions, grants, franchises, licenses, and other governmental authorizations and approvals necessary for the conduct of the business of FPIN have been duly obtained

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and are in full force and effect, and there, are no proceedings pending or threatened which may result in the revocation cancellation or suspension, or any materially adverse modification, of any thereof: the consummation of the Merger and, other Transactions contemplated hereby will not result in any revocation, cancellation, suspension or modification and the Surviving Corporation shall be able, immediately following the Effective Time and without any further action, to exercise all rights thereunder which FPIN could have exercised immediately prior to the Effective Time.

2.1.18. Brokers, Finders, Etc.. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of FPIN in such manner as to give rise to any valid claim against FPIN or FPIO for any, brokerage or finder's commission fee, or similar compensation.

2.1.19. Disclosure. Neither this Agreement or any attached Schedules, nor any other certificate or documents furnished by FPIN to FPIO pursuant hereto, contains any untrue statements of a material fact or omits a material fact necessary to make the statements contained therein and herein not misleading. There is no fact known to FPIN which materially adversely affects, or in the future may (so far as FPIN can now reasonably foresee) materially adversely affect its condition (financial or other'), properties, assets, liabilities, business, operations, or prospects of FPIN.

2.2. Representations and Warranties of FPIO. FPIO represents and warrants to FPIN as follows:

2.1.1. FPIO Corporate Status. FPIO is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio with full corporate authority and power to carry on its business as now conducted and to own or lease and operate its properties and is qualified and in good standing in all places where such business is now conducted and such properties are now owned, leased or operated. FPIO has delivered to FPIN complete and correct copies of its Articles of Incorporation and By-laws, as amended through the date of this Agreement.

2.2.2. Authority for Agreement. FPIO has the corporate power to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly authorized by FPIO's Board of Directors, and so, therefore, this Agreement constitutes the valid and legally binding obligation of FPIO in accordance with its terms. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby will not conflict with or result in any violation of or default under any provision of the Certificate of Incorporation or By-laws of FPIO or any mortgage, indenture, lease, agreement or other instrument, permit, concessions grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to FPIO or any of its properties, No consent, approval, order or authorization of, or registration, declaration or filing with any governmental authority is required in connection with the execution and delivery of this Agreement or the consummation of the Merger and the transactions contemplated hereby by FPIO (including the transfer to the Surviving Corporation of all the rights and assets of FPIO), except for the filing with the Department of State of Nevada of the Certificate of Merger (which is the responsibility of the Surviving Corporation).

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2.2.3.    Financial Statements. FPIO has delivered to FPIN copies of the FPIO
Financial Statements audited at September 30, 1997 (FPIO's fiscal year-end
1997), and compiled for the First Quarter of Fiscal Year 1998. The FPIO Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby and the periods preceding the periods so covered, except as may be indicated in the notes thereto. The balance sheets included in the FPIO Financial Statements present fairly the financial position of FPIO as to the respective dates therefor and the statements of income and of changes in financial position included in the FPIO Financial Statements present fairly its results of operations and changes in financial position for the respective periods.

2.2.4.    Absence of Changes.  Since December 31, 1997,  FPIO has not:

     (a) undergone any, changes in its condition (financial or other) properties, assets, liabilities, business operations, or prospects other than changes in the ordinary course of business which have not been, either in any case in the aggregate, materially adverse to FPIO;

     (b) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock or purchased or redeemed, directly, or indirectly, any, shares of its capital stock:

     (c,)     issued or sold any shares of its capital stock of any class or any warrants, options, conversion, or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares, except as may have been sold under an on-going offering of Units (consisting of one share of Common stock of FPIO plus three warrants for shares of Common stock of FPIO) pursuant to an Offering Circular, dated April 22, 1997, exempted from registration under Regulation D, Rule 504 of Section 4(6) of the Securities Act of 1933, as amended;

     (d) incurred any indebtedness for borrowed money or issued or sold any debt securities:

     (e) mortgaged, pledged or subjected to any lien, lease, security interest, or other charge or encumbrance any of its properties or assets, tangible or intangible:

     (f) acquired or disposed of any assets or properties of material value except in the ordinary course of business:

     (g) forgiven or canceled any debts or claims, or , waived any rights, except in the ordinary course of business;

     (h) entered into any material transaction other than in the ordinary course of business:

     (i) granted to any salaried employee having annual direct remuneration in excess, of $50,000 or any officer any increase in compensation in any form, or any severance or termination pay, or entered into any employment agreement with any officer or salaried employee which is not terminable by the employer, without cause and without penalty, upon notice of 30 days or less:

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     (j)        adopted or amended in any material respect, any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, or other plan, agreement, trust, fund, or other arrangement for the benefit of employees (whether or not legally binding);

     (k) suffered any damage, destruction, or loss (whether or not covered by insurance) which materially and adversely affects (in any case or in the aggregate) its condition (financial or other), properties, assets, business, operations, or prospects;

     (l) suffered any strike or other labor trouble materially, adversely affecting the business, operations, or prospects of FPIO:

     (m) suffered any loss of employees, customers, or clients that materially and adversely affects its business; or

     (n) incurred any liability or obligation (whether absolute, accrued, contingent, or otherwise) material to FPIO, except in the ordinary course of business.

2.2.5. Taxes. FPIO has filed all federal, state, county, municipal, and foreign tax returns, reports, and declarations which are required to be filed by it and has paid all taxes, assessments, and other governmental changes imposed by law upon it or any of its properties, assets, income, receipts, payrolls, transactions, capital, net worth, or franchises, other than those not delinquent, FPIO has not received any notice of deficiency, or assessment of additional taxes, United States federal income tax returns for FPIO have been examined and closed by the Internal Revenue Service for all years through December 31, 1996. FPIO has not granted any waiver of any statute of limitation with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal, or foreign income tax. Any accruals and reserves for taxes reflected in the consolidated balance sheets of FPIO included in the FPIO Financial Statements are adequate to cover all taxes due and payable or accruable (including interest and penalties, if any, thereon) in accordance with generally accepted accounting principles as a result of FPIO's operations for all periods prior to the dates indicated in such Financial Statements.

2.2.6. Properties. A complete and correct list of all real properties and interests therein owned or leased by FPIO is attached as Schedule 1. FPIO has good and marketable title to all such real properties listed as owned by it and to all properties reflected in the FPIO Financial Statements as of December 31, 1997 or acquired after such date (except to the extent disposed of since such date in the ordinary course of business), and valid leasehold interests in all such real properties listed as leased by it and all tangible and intangible properties leased by it, in each case free and clear of all mortgages, liens, charges, encumbrances, easements, security interests, pledges, or title imperfections. FPIO has delivered complete and correct copies of all such cases of real property and material personal properties to FPIN: all such leases are valid, subsisting and effective in accordance with their terms and in good standing and there does not exist thereunder any default or event or conditions which after notice or lapse of time or both would constitute default thereunder. All structures and improvements located on such real properties and all such tangible personal property are in good operating condition and repair, subject to ordinary wear and tear.

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2.2.7.    Material Contracts.  A complete and correct list attached as Schedule
2 includes all agreements, contracts, and commitments of the following types, written or oral, to which FPIO is a party or by which it or any of its properties is bound as of the date hereof: (a) mortgages, indentures, security agreements and other agreements and instruments relating to relating the borrowing of money or extension of credit: (b) employment and consulting agreements: (c) collective bargaining agreements: (d) bonus, profit-sharing, compensation stock option, pension, retirement, deferred compensation, or other plans, agreements, trusts, funds, or arrangements for the benefit of employees (whether or not legally binding): (e) agreements, orders, or commitments for the purchase by FPIO of materials, supplies, or finished products exceeding $100,000, (f) agreements, orders, or commitments for the sale by FPIO of its products or services exceeding $200,000: (g) licenses of patents, trademarks, or other industrial property rights: (h) agreements or commitments for capital expenditures: (i) brokerage or finder's agreements: (j) joint venture agreements: and (k) other agreements, contracts, and commitments which in any case involves payments or receipts of more than $100,000. FPIO has delivered or made available to FPIO complete and correct copies of all written agreements, contracts, and commitments, together with all amendments thereto, and accurate descriptions of all oral agreements listed in Schedule 2. Such agreements, contracts, and commitments are in full force and effect and except as disclosed in Schedule 2, all parties to such agreements, contracts, and commitments have, to the best of FPIO's knowledge and belief, in all material respects performed all obligations required to be performed by them to date and are not in default in any material respect. No agreement, contract, or Commitment to which FPIO is a party or by which it or any of its properties is bound contains any provision which is unusually burdensome, restrictive, or unfavorable to FPIO or which materially adversely affects or in the future may (so far as FPIO can now foresee) materially adversely affect the condition, properties, assets, liabilities, business, operations, or prospects of FPIO. FPIO does not have outstanding, any power of attorney, except routine powers of attorney relating to representation before governmental agencies or given in connection with qualification to conduct business in another jurisdiction.

2.2.8. ERISA. All employee benefit plans established, maintained, or contributed to by FPIO comply in all material respects with the requirements of ERISA and no such plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of
Section 302 of ERISA or Section 412 of the Code and FPIO has not incurred any liability on account of such an "accumulated funding deficiency" with respect to any employee benefit plan subject to ERISA. No material liability to the Pension Guarantee Corporation established under ERISA has been incurred with respect to any plan subject to ERISA and FPIO has not incurred any liability for any tax imposed by action 4975 of the Code.

2.2.9.    Accounts Receivable. FPIO has no accounts receivable.

2.2.10. Patents, Trademarks, Etc. A complete list of FPIO's patents, patent applications, trade names, trademarks, trademark applications, copyrights, and copyright applications, and there are no patents, trade names, trademarks, copyrights, inventions, processes, designs, formulae, trade secrets, know-how, and other industrial property rights necessary for the conduct of its business is attached hereto as Schedule 3,

2.2.11 Insurance. FPIO has no insurance policies in effect, nor has it ever had insurance policies, surety, performance, or other insurance bonds bound.

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2.2.12.     Clients. A complete and correct list of all clients of FPIO is attached as Schedule 4.

2.2.13. Bank Accounts. FPIO has delivered to FPIN a complete and correct list of each bank and other depository institution in which FPIO has an account or safe deposit box together with the names of all persons authorized to draw thereon or have access thereto.

2.2.14. Litigation. There are no judicial or other administrative actions, suits, proceedings, or investigations pending or, to the best of FPIO's knowledge, threatened which might result in any material adverse change in the conditions (financial or other), properties, assets, business, operations, or prospects of FPIO or any material liabilities on the part of FPIO, or which question the validity of this Agreement or of any action taken or to be taken in connection herewith. There are no citations, fines, or penalties heretofore asserted against FPIO under any federal, state, or local law which remain unpaid.

2.2.15. Compliance with Laws; Governmental Authorizations. FPIO is not in violation or default in any material respect under any statute, law, ordinance, rule, regulation, judgment, order, decree, permit, concession, grant, franchise, license, or other governmental authorization or approval applicable to it or any of its properties, nor has it failed to comply in any material respect with any standards now or hereafter applicable to it under any such existing statute, law, ordinance, rule, regulation, judgment, order, decree, permit, concession, grant, franchise, license, or other governmental authorization or approval. All permits, concessions, grants, franchises, licenses, and other governmental authorizations and approvals necessary for the conduct of the business of FPIO have been duly obtained and are in full force and effect, and there are no proceedings pending or threatened which may result in the revocation, cancellation, or suspension, or any materially adverse modification, of any thereof: the consummation of the Merger and other transactions contemplated hereby will not result in any revocation cancellation, suspension, or modification: and the Surviving Corporation shall be able, immediately following the Effective Time and without any further action, to exercise all rights thereunder which FPIO could have exercised immediately prior to the Effective Time.

2.2.16. Brokers, Finders, Etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of FPIO in such manner as to give rise to any valid claim against FPIO or FPIN for any brokerage or finder's commission, fee, or similar compensation.

2.2.17. Disclosure. Neither this Agreement or any attached Schedules, nor any other certificate or document furnished by FPIO to FPIN pursuant hereto, contains any untrue statements of a material fact or omits a material fact necessary to make the statements contained therein and herein not misleading. There is no fact known to FPIO which is materially adversely affect or in the future may (so far as FPIO can now reasonable, foresee) materially adversely affect its condition (financial or other), properties, assets, liabilities, business, operations, or prospects of FPIO which have not been set forth herein or in the attached Schedules.


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                              ARTICLE III
                           Covenants Of FPIN

3.1. Conduct of Business. From the date hereof to the Effective Time, except as otherwise consented to by FPIO in writing, FPIN shall:

(a) carry on its business in and only in, the usual, ordinary, and regular course in substantially the same manner as heretofore and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present business organization, keep available to services of its present officers, and otherwise ensure that its business will be unimpaired at the Effective Time:

(b) comply in all material respects with all statutes, ordinances, rules, and regulations applicable to it;

(c) except as disclosed to FPIO, not amend its Articles of Incorporation or By-laws;

(d)      not enter into or assume any agreement, contract, or commitment:

(e) not merge or consolidate with, or agree to merge or consolidate, with, or purchase substantially all of the assets of, or otherwise acquire any business or any corporation, partnership, association, or other business organization or division thereof:

(f) not take or permit to be taken, any action which is represented and warranted in clauses(a) through (n) of Section 2.1.6. not to have been taken since December 31, 1997;

(g) not issue any stock, warrants, options, debentures, notes, bonds, or other securities of FPIN; and

(h) promptly advise FPIO of any materially, adverse chance in the financial condition, operations, business, or prospects of FPIN.

3.2 Access and Information. FPIN shall give FPIO and its representatives full access to its properties, books, records, contracts, and commitments and will furnish all such information and documents relating to its properties and business as FPIO may reasonable request. In the event that this Agreement is terminated and the Merger is abandoned, FPIO will keep confidential any information (unless readily ascertainable from public information or sources or otherwise required by law to be disclosed) obtained from FPIN in connection with the Merger and will return to FPIN all documents, work papers and other written material obtained by FPIO from FPIN.

3.3 Subsequent Financial Statements. With respect to each fiscal quarter ending more than 45 days prior to the Effective Time, FPIN will deliver to FPIO, no later than 45 days after the end of such fiscal quarter, an unaudited, consolidated balance sheet of FPIN as of the last day of such fiscal quarter, and the statements of income, changes in stockholders equity, and changes in financial position of FPIN for the fiscal period then ended, certified as to the completeness and accuracy, by the Treasurer of FPIN.

3.4. Certificate of Merger. Upon the fulfillment of all of the conditions precedent to the obligations of the parties to this Agreement, FPIN will cause to be executed and filed a Certificate of Merger in the office of the Secretary of State of Nevada.

                               ARTICLE IV
                            Covenants Of FPIO

4.1. Conduct of Business. From the date hereof to the Effective Time except as otherwise consented to by FPIN in writing, FPIO shall:

(a) carry on its business in and only in, the usual, ordinary, and regular course in substantially the same manner as heretofore and, to the extent consistent such business, use all reasonable efforts to preserve intact its present business organization, keep available to services of its present officers, and otherwise ensure that its business will be unimpaired at the Effective Time;

(b) comply in all material respects with all statutes, laws, ordinances, rules, and regulations applicable to it;

(c) except as disclosed to FPIN, not amend its Articles of Incorporation or By-laws;

(d) not enter into or assume any agreement, contract, or commitment which might materially adversely, affect FPIN:

(e) not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially, all of the assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof;

(f) not take or permit to be taken, any action which is represented and warranted in clauses (a) through (n) of Section 2.2.4/ not to have been taken since December 31, 1997;

(g) not issue any stock, warrants, options, debentures, notes, bonds, or other securities of FPIO: and

(h) promptly advise FPIN of any materially adverse change in the financial condition, operations, business, or prospects of FPIO,

4.2. Access and Information. FPIO shall give FPIN and its representatives full access to its properties, books, records, contracts, and commitments and will furnish all such information and documents relating to its properties and business as FPIN may reasonably request. In the event that this Agreement is terminated and the Merger is abandoned, FPIN will keep confidential any information (unless readily ascertainable from public information or sources or otherwise required by law to be disclosed) obtained from FPIO in connection with the Merger and will return to FPIO all documents, work papers and other written material obtained by FPIN from FPIO.

4.3. Subsequent Financial Statements. With respect to each fiscal quarter ending more than 45 days prior to the Effective Time, FPIO will deliver to FPIN, no later than 45 days after the end of such fiscal quarter, an unaudited, consolidated balance sheet of FPIO as of the last day of such fiscal quarter, and the statements of income, changes in stockholders' equity, and changes in financial position of FPIO for the fiscal period then ended certified as to the completeness and accuracy by the Treasurer or chief financial officer of FPIO.

                               ARTICLE V
                         Conditions Precedent

5.1. Conditions to Obligations of Each Party. The obligations of FPIN and FPIO to effect the Merger, and for FPIN to issue the shares of Common stock to the shareholders of FPIO in exchange for their shares of Common stock in FPIO shall be, subject to the fulfillment at or prior to the Effective Time of the following conditions:

5.1.1. Stockholder Approval. This Agreement and Merger shall have, been approved by the unanimous affirmative vote of at least two-thirds of all the holders of the outstanding shares of FPIO without any exercise of dissenter's appraisal rights.

5.1.2. No Injunction, Etc. No action or proceeding shall have been instituted by any public authority or private party prior to the Effective Time before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of the Merger or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the Merger.

5.2.3. Governmental Compliance. All permits, approvals, and consents of any governmental body or agency, which FPIO and/or FPIN may reasonably deem necessary or appropriate, shall have been obtained.

5.2.4. Conditions to the Obligations of FPIO. The obligation of FPIO to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

5.2.1 FPIN Representations, Performance. The representations and Warranties of FPIN contained in Section 2.1 shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Effective Time with the same effect as though made at and as of the Effective Time, FPIN shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Effective Time, FPIN shall have delivered to FPIO a certificate, dated the date of the Effective Time, and signed by its Chairman or its President and by its Treasurer or chief financial officer to the effect set forth in this Section 5.2.1.

5.2.2. FPIN Board of Directors Approval. This Agreement and Merger shall have been approved by the unanimous affirmative vote of the Board of Directors of FPIN without any exercise of dissent or abstention.

5.2.3 Consents. Any required consent to the Merger under any agreement or contract, the withholding of which would have a material adverse effect on the properties or business of FPIN or FPIO, shall have been obtained.

5.2.4. Letter as to Certain Tax Matters. FPIN shall deliver to FPIO, at a time reasonable to all concerned, a letter as to certain tax matters relating to the qualification of the Merger within the meaning of Section 368 of the Code.

5.2.5 Opinion of Counsel. FPIO shall have received a favorable opinion, addressed to it and dated the date of the Effective Time, from general counsel to FPIO, satisfactory, to FPIN in form and substance to the effect that: (a) FPIO is a corporation duly organized validly existing, and in good standing, under the laws of the State of Ohio with full corporate authority and power to carry on its business as now conducted and to own or lease and operate its properties and is qualified and in good standing in all places where such business is now conducted and such properties are now owned, leased, or operated, and with full corporate power and authority to execute this Agreement and the Merger: (b) the issued and outstanding capital stock is as stated in such opinion (which statement shall be consistent with the representations and warranties of FPIO), and all outstanding shares of capital stock of FPIO are fully paid and nonassessable; (c) this Agreement has been duly authorized by all necessary corporate action on the part of FPIO;
(e) the execution delivery, and performance of this Agreement and the Merger does not constitute a violation of any federal, state, or local law, rule, or regulation: (f) to the best of counsel's knowledge, there are no judicial or administrative proceedings pending or, to FPIO's knowledge, threatened which might result in any material adverse change in conditions (financial or other), properties, assets, business, operations, or prospects of FPIO or in any material liability on the part of FPIO, or which question the validity of this Agreement or the Merger or of any action taken or to be taken in connection herewith, nor are there any penalties, fines, or citations asserted against FPIO by any federal, state, or local authority; (g) upon the filing of the Certificate of Merger the merger shall have been duly consummated and completed, and the shares of FPIO shall have been effectively canceled, and in their stead, each of those shares of FPIO shall have been replaced by one share of FPIN, fully paid and nonassessable.

5.2.6. Corporate Proceedings. All corporate and other proceedings in connection with the Merger and the other transactions contemplated hereby, and all documents and instruments incidental thereto, shall be satisfactory in form and substance to FPIN, and FPIN and its counsel shall have received all such documents and instruments or copies thereof, certified if requested, as may be reasonably requested.

5.3. Conditions to Obligations of FPIO to Effect Merger. The obligation of FPIN to effect the Merger shall be subject, at or prior to the Effective Time (or waiver by FPIN) of the following additional conditions:

5.3.1 FPIO Representations, Performance, Etc. The representations and warranties of FPIO contained in Section 2.2 shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Effective Time with the same effect as though made at and as of such time (except for changes not material to the aggregate), FPIO shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Effective Time, FPIO shall have delivered to FPIN a certificates dated the date of the Effective Time and signed by its President or Chairman to such effect.

5.3.2. Opinion of Counsel. FPIN shall have received a favorable opinion, addressed to it and dated the date of the Effective Time, from general counsel to FPIN, satisfactory to FPIO in form and substance to the effect that: (a) FPIN is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada with full corporate authority and power to carry on its business as now conducted and to own or lease and operate properties and is qualified and in good standing in all places where such business may now be conducted and such properties may now be owned leased or operated, and with full corporate power and authority to execute this Agreement, and the Merger: (b) the issued and outstanding capital stock is as stated in such opinion (which statement shall be consistent with the representations and warranties of FPIN), and all outstanding shares of capital stock of FPIN are fully paid and nonassessable; (c) this Agreement has been duly authorized by all necessary corporate action on the part of FPIN: any order, authorization, consent, or approval of, or registration, declaration, or filing with any governmental authority shall have been carried out or will be carried out as by FPIN; (e) the execution, delivery and performance of this Agreement and the Merger does not constitute a violation of the Articles of Incorporation or the By-laws of FPIN, nor does it constitute a violation of any federal, state, or local law, rule, or regulation; (f) to the best of counsels knowledge, there are no judicial or administrative proceedings pending or, to FPIN's knowledge, threatened which might result in any material adverse change in conditions (financial or other), properties assets, business, operations, or prospects of FPIN or in any material liability on the part of FPIN, or which question the validity of this Agreement or the Merger or of any action taken or to be taken in connection herewith, nor are there any penalties, fines, or citations asserted against FPIN by any federal, state, or local authority.

5.3.3 Corporate Proceedings. All corporate and other proceeding in connection with the Merger and the other transactions contemplated hereby, and all documents and instruments incidental thereto, shall be satisfactory in form and substance to FPIO, and FPIO and its counsel shall have received all such documents and instruments or copies thereof, certified if requested, as may be reasonably requested.


                                ARTICLE VI
                     Termination, Amendment, Waiver

6.1. Automatic Termination. This Agreement shall automatically, terminate and the Merger shall automatically be abandoned without any further action on the part of any party hereto on March 15, 1998 if the Merger shall not have theretofore become effective.

6.2. Termination. This Agreement may be terminated and the Merger abandoned at any time (whether before or after the approval thereof by the stockholders of FPIO) prior to the Effective Time:

(a) by mutual consents of the Boards of Directors of the parties hereto evidenced by appropriate resolutions:

(b) by FPIO by notice to FPIN (i) if any of the conditions set forth in Section 5.1 or 5.2 shall not have been fulfilled by February, 28, 1998, or
(ii) if any material default under or any material breach of any agreement or condition of this Agreement, or any material misrepresentation or material breach of any warranty contained herein, on the, part of FPIN shall have occurred and shall not have been cured, or

(c) by FPIN by notice to FPIO (i) if any of the conditions set forth in Section 5.1 or 5.3 shall not have been fulfilled by February 23, 1998, (ii) if any material default under or any material breach of any agreement or condition of this Agreement, or any material misrepresentation or material breach of any warranty contained herein, on the part of FPIO shall have occurred and shall not have been cured.

6.3. Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to the provisions of
Section 6.1 or 6.2 hereof, this Agreement shall become void and have no effect, without any liability on the part of any party thereto or its directors, officers, or stockholders in respect of this Agreement, except the liabilities of each of the parties hereto to pay the expenses incurred by it or on its behalf.

6.4 Amendment. This Agreement may be amended by action of the Boards of Directors of the parties hereto (or a duly authorized committee thereof) at any time before or after approval hereof by the stockholders of FPIO, but after any such approval no amendment shall be made which substantially changes the terms hereof without the further approval of the stockholders. This Agreement may not be amended except by an instrument in writing duly executed and delivered on behalf of each of the parties hereto.

6.5. Extension; Waiver. At any time prior to the Effective Time, the Boards of Directors of FPIO, on the one hand, or FPIN on the other (or a duly authorized committee of either of them may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other party container herein or in any document or instrument delivered pursuant hereto, and (c) waive compliance by the other with any of the agreements or conditions contained herein any agreement of the part of a party hereto to any extension or waiver shall be valid if set forth in an instrument in writing duly executed and delivered on behalf of such party to the other.


                                ARTICLE VII
                        Definitions, Miscellaneous

7.1 Definition of Certain Terms. As used herein, the following terms shall have the following meanings:

Agreement:          this Agreement and Plan of Merger and Reorganization.

Code:               the Internal Revenue Code of 1986, as amended.

FPIN:               as defined in the first paragraph of this Agreement,

FPIN Common Stock:  shares of Common stock, par value $0.001 per share Common of FPIN,
FPIN Financial
     Statements:    the consolidated financial statements of FPIN, as
                    at January 31, 1998, including the notes thereto, including, a balance sheet and an income statement

Effective Time:     the time at which the Certificate of Merger is filed with
                    the Secretary of State of Nevada.

ERISA: the Employment Retirement Income Security Act of 1974, as amended,

Merger: the merger of FPIO into FPIN in accordance with the terms and conditions of this Agreement.

FPIO:               as defined in the first paragraph of this Agreement,

FPIO Common Stock:  shares of Common stock, no par value Common, of FPIO.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.


FineLine Properties, Inc. (Ohio)



By: s/s Robert Petry
-----------------------------


Robert Petry
President

Attest:

s/s Sidney Rudick
-----------------------------
Sidney Rudick
Director


FineLine Properties, Inc. (Nevada)


By  s/s Robert Petry
------------------------------
Robert Petry
President

Attest:

s/s Sidney Rudick
---------------------
Sidney Rudick
Director